Exhibit 99.1

Zymeworks Reports 2018 Year-End Financial Results

Vancouver, Canada (March 6, 2019) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, today reported financial results for the year ended December 31, 2018.

“Over the past year, we have made significant progress advancing our own pipeline while our partners continued developing their assets using our technology,” said Ali Tehrani, Ph.D., Zymeworks’ President & CEO. “Our lead program, ZW25, continued to generate impressive clinical data and our second product candidate, ZW49, recently began a Phase 1 clinical trial. We also established our seventh and eighth pharmaceutical partnerships while our long-term partner, Eli Lilly, advanced two of their Azymetric™ bispecifics into the clinic.”

Dr. Tehrani continued, “We entered 2019 with $200 million on our balance sheet, which will enable us to aggressively expand our clinical activities, and we look forward to providing updates throughout the year.”

2018 Business Highlights and Recent Developments

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ZW49 Investigational New Drug Application Accepted; Phase 1 Trial Underway Zymeworks’ second product candidate, ZW49, a novel biparatopic HER2-targeted antibody drug conjugate (ADC), received clearance for a Phase 1 first-in-human clinical trial, which has begun enrollment in the United States.

•

Expanded Global Clinical Development for ZW25 and ZW49 Zymeworks expanded the ZW25 clinical trial into South Korea and also entered into a licensing agreement and collaboration with BeiGene. to leverage their resources and expertise to accelerate the development of ZW25 and ZW49 in the Asia Pacific region (Zymeworks continues to own all rights in Japan).

•

Partner’s Programs Progress into the Clinic Eli Lilly advanced two Azymetric immune-oncology bispecifics into the clinic triggering milestone payments to Zymeworks. Zymeworks currently has eight active collaborations that offer up to US$7.6 billion in potential milestone payments plus royalties.

Financial Results for the Year Ended December 31, 2018

Revenue in 2018 was $53.0 million as compared to $51.8 million in 2017. Revenue for both years was primarily comprised of non-recurring upfront fees, expansion payments and milestone payments from the Company’s licensing and collaboration agreements. Revenue for 2018 included: recognition of $23.5 million out of the $60.0 million upfront fee from BeiGene associated with a new licensing agreement; an $18.0 million upfront fee related to a second licensing agreement with Daiichi Sankyo; a $5.0 million upfront fee related to a new licensing agreement with LEO Pharma; a $4.0 million research program expansion fee from Celgene; a $2.0 million development milestone payment from Eli Lilly, and $0.5 million in research support payments from various collaborators. Revenue for 2017 included a $50.0 million upfront fee from Janssen and a $1.0 million milestone payment from Daiichi Sankyo, as well as $0.8 million in research support payments.

For the year ended December 31, 2018, research and development expenses were $56.7 million as compared to $41.7 million in the prior year. The change was primarily due to an increase in activities related to ZW25 clinical studies and associated manufacturing costs, as well as development activities for ZW49. There were also additional research and development activities, resulting in incremental headcount-related expense and non-cash stock-based compensation expense. Research and development expenses included non-cash stock-based compensation expense of $2.2 million from equity classified equity awards and a $2.0 million expense related to the non-cash mark-to-market revaluation of certain historical liability classified equity awards.

For the year ended December 31, 2018, general and administrative expenses were $29.5 million as compared to $18.6 million in the prior year. The change was primarily due to an increase in non-cash liability classified equity adjustments and stock-based compensation, as well as other increases in compensation and professional fees associated with year-on-year corporate growth. General and administrative expense included non-cash stock-based compensation expense of $3.7 million from equity classified equity awards and $5.4 million expense related to the non-cash mark-to-market revaluation of certain historical liability classified equity awards.

The net loss for the year ended December 31, 2018, was $36.6 million as compared to $10.4 million in 2017, primarily due to an increase in research and development expenses associated with our lead therapeutic candidates and other programs, general and administrative expenses, and the accounting impact of an increase of $6.9 million related to the non-cash mark-to-market revaluation of certain historical liability classified equity awards.

Zymeworks expects research and development expenditures to increase over time due to the ongoing development of product candidates and other clinical, preclinical, and regulatory activities. Additionally, Zymeworks anticipates continuing to receive revenue from its existing and future strategic partnerships, including technology access fees and milestone-based payments. However, Zymeworks’ ability to receive these payments is dependent upon either Zymeworks or its collaborators successfully completing specified research and development activities.

As of December 31, 2018, Zymeworks had $200.2 million in cash and cash equivalents and short-term investments.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. The Company’s suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™ bispecific antibody currently in a Phase 1 clinical trial. The Company’s second clinical candidate, ZW49, is a bispecific antibody-drug conjugate in a Phase 1 clinical trial and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in immuno-oncology and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through multiple strategic partnerships with eight global biopharmaceutical companies. For more information, visit www.zymeworks.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ clinical and preclinical development of its product candidates, future revenue payments, potential milestones, expected research and development expenditures, and other information that is not historical information. When used herein, words such as “anticipate”, “expect”, “will”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Annual Report on Form 10-K for its fiscal year ended December 31, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

ZYMEWORKS INC.

Condensed Consolidated Statements of Income (Loss)

(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$28,925	$50,071	$53,019	$51,762
Operating expenses:
Research and development	14,089	12,877	56,684	41,749
Government grants and credits	5	(857)	5	(1,075)

	14,094	12,020	56,689	40,674
General and administrative	6,296	4,715	29,457	18,550
Impairment on acquired IPR&D	—	—	—	1,536

Total operating expenses	20,390	16,735	86,146	60,760

Income (loss) from operations	8,535	33,336	(33,127)	(8,998)
Other expense, net	1,083	(334)	(1,258)	(964)

Income (loss) before income taxes	9,618	33,002	(34,385)	(9,962)
Current income tax expense	(188)	(232)	(2,188)	(429)
Deferred income tax (expense) recovery	(157)	(37)	17	(15)

Net income (loss)	$9,273	$32,733	$(36,556)	$(10,406)

Net income (loss) per common share:
Basic	$0.29	$1.29	$(1.26)	$(0.51)
Diluted	$0.29	$1.28	$(1.26)	$(0.64)

Weighted-average common shares outstanding:
Basic	31,968,339	25,379,919	29,089,896	21,249,414
Diluted	31,988,216	25,390,462	29,089,896	21,321,209

ZYMEWORKS INC.

Selected Condensed Consolidated Balance Sheet Data

(Expressed in thousands of U.S. dollars)

	December 31,
	2018	2017

Cash, cash equivalents and short-term investments	$200,164	$87,797

Working capital	174,383	77,674

Total assets	244,363	131,955

Accumulated deficit	(145,272)	(108,716)

Total shareholders’ equity	180,490	116,428

NON-GAAP FINANCIAL MEASURES

In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, Zymeworks is also reporting normalized expenses and normalized loss per share, which are non-GAAP financial measures. Normalized expenses and normalized loss per share are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, Zymeworks’ definitions of normalized expenses and normalized loss per share may not be comparable to similarly titled non-GAAP measures presented by other companies. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, normalized expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments.

Normalized expenses are a non-GAAP measure that Zymeworks believes is useful because it excludes those items that Zymeworks believes are not representative of Zymeworks’ operating expenses.

GAAP to Non-GAAP Reconciliations

(Expressed in thousands of U.S. dollars except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Research and development expenses	$14,089	$12,877	$56,684	$41,749
Stock based compensation for equity classified instruments	(479)	(744)	(2,203)	(913)
Stock based compensation for liability classified instruments	(67)	459	(2,032)	(492)

Normalized research and development expenses (Non-GAAP basis)	13,543	12,592	52,449	40,344

General and administrative expenses	6,296	4,715	29,457	18,550
Stock based compensation for equity classified instruments	(935)	(1,022)	(3,693)	(1,852)
Stock based compensation for liability classified instruments	(19)	(719)	(5,362)	(486)

Normalized general and administrative expenses (Non-GAAP basis)	$5,342	$2,974	$20,402	$16,212

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss) per common share – Basic	$0.29	$1.29	$(1.26)	$(0.51)
Stock based compensation for equity classified instruments	0.04	0.07	0.20	0.13
Stock based compensation for liability classified instruments	—	0.01	0.25	0.05

Normalized net loss per common share – Basic (Non-GAAP basis)	$0.33	$1.37	$(0.81)	$(0.33)

Net income (loss) per common share – Diluted	$0.29	$1.28	$(1.26)	$(0.64)
Stock based compensation for equity classified instruments	0.04	0.07	0.20	0.13
Stock based compensation for liability classified instruments	—	0.01	0.25	0.05

Normalized net loss per common share – Diluted (Non-GAAP basis)	$0.33	$1.36	$(0.81)	$(0.46)

Contacts:

Zymeworks Inc.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Angela Bitting

(925) 202-6211

a.bitting@comcast.net